Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our reports dated June 10, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Prestige Brands Holdings, Inc. (successor basis); and dated June 10, 2006 relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); all of which appear in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
June 12, 2006